                                                                    EXHIBIT 3.20


                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         LIN TELEVISION OF TEXAS, L.P.



                                  dated as of



                               December 28, 1994

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
I.       Organizational Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         1.1 Formation of Partnership       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2 Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3 Purpose of the Partnership; Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4 Principal Place of Business, Office and Agent    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5 Term of Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6 Foreign Qualification; Fictitious Business Name Statement; Other Certificates  . . . . . . . . . . . . . . 2

II.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

III.     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

         3.1 Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2 Additional Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.3 Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4 Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

IV.      Capital Accounts and Allocations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         4.1 Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.2 Allocations of Book Income and Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.3 Tax Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

V.       Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         5.1 Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.2 Set Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

VI.      Powers and Duties of and Limitations Upon the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . 8

         6.1 Powers of the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.2 Duties of the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         6.3 Reimbursement of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.4 Tax Matters Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

VII.     Standard of Care and Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         7.1 Standard of Care . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.2 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                                                                                     Page
                                                                                                                     ----
VIII.    Powers and Duties of and Limitations Upon the Limited Partners . . . . . . . . . . . . . . . . . . . . . . .  15

         8.1 Rights of the Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         8.2 Limitations on the Rights of the Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.3 Limited Liability of the Limited Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.4 Voting Rights of the Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

IX.      Additional Rights of and Limitations On Partners and Their Affiliates  . . . . . . . . . . . . . . . . . . .  16

         9.1 Certain Agreements with Partners and Affiliates of Partners  . . . . . . . . . . . . . . . . . . . . . .  16
         9.2 Partnership Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         9.3 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

X.       Issuance of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         10.1 Issuance of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         10.2 Register  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         10.3 Lost, Stolen or Destroyed Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         10.4 Registered Owner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

XI.      Transfers of Interests; Additional Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         11.1 Consent Required for Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.2 General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

XII.     Dissolution of the Partnership and Distributions Upon Dissolution  . . . . . . . . . . . . . . . . . . . . .  21

         12.1 Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         12.2 Winding-Up and Liquidation of the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         12.3 Election to Continue the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         12.4 Time for Winding-Up . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.5 Final Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

XIII.    Amendment of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         13.1 Amendment by General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         13.2 Amendment by Unanimous Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         13.3 Other Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         13.4 Execution of Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                                                                                     Page
                                                                                                                     ----
XIV.     Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         14.1 Grant of Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         14.2 Irrevocable Nature  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         14.3 Transfer of Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

XV.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         15.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.2 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.3 Notice of Tax Examinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.4 Foreign Investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.5 Whole Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.6 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.7 Binding Nature  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.8 Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.9 Counterparts; Further Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.10 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         LIN TELEVISION OF TEXAS, L.P.

         THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is entered into as of December 28, 1994 by and between LIN Television of Texas, Inc., a Delaware corporation ("LIN TV"), as general partner, and KXAS Holdings, Inc., a Delaware corporation ("KXAS") and KXAN, Inc., a Delaware corporation ("KXAN") as limited partners (KXAN and KXAS are sometimes referred to herein individually as a "Limited Partner" and collectively as the "Limited Partners").

         WHEREAS, the Partnership was formed by KXAN pursuant to a Certificate of Limited Partnership dated as of, and filed with the Secretary of State of the State of Delaware on December 22, 1994;

         WHEREAS, KXAN, as general partner, and KXAN and North Texas Broadcasting Corporation ("North Texas") as limited partners entered into that certain Agreement of Limited Partnership ("Original Agreement") dated December 23, 1994;

         WHEREAS, KXAN assigned its general partner interest in the Partnership to LIN TV pursuant to that certain Assignment of Partnership Interest dated December 28, 1994 by and between KXAN and LIN TV;

         WHEREAS, North Texas assigned its limited partner interest in the Partnership to KXAS pursuant to that certain Assignment of Partnership Interest dated December 28, 1994, by and between KXAS and North Texas;

         WHEREAS, KXAN, KXAS and LIN TV desire to amend and restate the Original Agreement in its entirety;

         NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the Partners do hereby agree as set forth below. (Unless the context otherwise requires, terms which are capitalized and not otherwise defined in context shall have the meanings set forth or cross-referenced in Article II of this Agreement.)

                           I. ORGANIZATIONAL MATTERS

         1.1 Formation of Partnership. The Partnership was formed as a limited partnership upon the execution and filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware. The Partners do hereby agree to continue the Partnership pursuant to this Agreement for the purposes and upon the terms and conditions hereinafter set forth.

         1.2  Name.  The name of the Partnership is: "LIN Television of Texas,
L.P."

         1.3 Purpose of the Partnership: Business. The Partnership has been formed for the purposes of (i) owning and operating that certain television station located in the Austin, Texas area commonly known as KXAN (ii) owning and operating that certain television station located in Fort Worth, Texas and commonly known as KXAS, (iii) operating and managing that certain television station commonly known as KXTX in the Dallas, Texas area, (iv) operating and managing that certain television station commonly known as KNVA in the Austin, Texas area, (v) any other businesses or activities that the Partnership determines to pursue, from time to time, and (vi) the performance of all things necessary or incidental to or connected with or growing out of such activities in accordance with the terms and conditions of this Agreement.

         1.4 Principal Place of Business, Office and Agent. The principal place of business of the Partnership and office where the records described in
Section 6.2(j) shall be kept shall be located at LIN Television Corporation, 3900 Barnett St., Forth Worth, Texas, 76103, or at such other location as shall be specified from time to time by the Partnership. The registered office of the Partnership in the State of Delaware shall be at the offices of the registered agent of the Partnership in Delaware. The registered agent of the Partnership in Delaware shall be The Prentice Hall Corporation System, Inc., Suite L-100, 32 Loockerman Square, Dover, Delaware, 19904. The Partnership, with prior notice to the Partners, from time to time may change the registered office or agent in Delaware or the principal place of business of the Partnership. The Partnership may also establish additional places of business or offices for maintenance of records as it may determine are necessary or appropriate. This Agreement shall be amended by the Partnership without the consent of the Limited Partners to reflect each change in the identity or address of the registered agent in Delaware.

         1.5 Term of Partnership. The term of the Partnership shall commence upon the execution by the Partners of this Agreement and the filing with the Secretary of State of Delaware of the Certificate of Limited Partnership, and shall continue until December 31, 2033, unless sooner terminated as provided in this Agreement or pursuant to the Act.

         1.6 Foreign Qualification; Fictitious Business Name Statement; Other Certificates. The Partnership promptly shall execute, deliver and file, where required, all certificates, consents to and appointments of agents for service of process, and other documents or instruments and perform such acts as may be necessary or appropriate to register the Partnership as a foreign limited partnership authorized to do business in such jurisdictions as the Partnership shall deem necessary or appropriate in connection with the business of the Partnership. The Partnership shall, from time to time, file such fictitious or trade name statements or certificates in such jurisdictions and offices as the Partnership considers necessary or appropriate. The Partnership may do business under any fictitious business names deemed desirable by the Partnership. The Partnership shall also, from time to time, file such certificates of amendment, certificates of cancellation, or other certificates as the Partnership deems necessary under the Act or under the laws of any jurisdiction in which the Partnership is doing business to establish and continue the Partnership as a limited partnership or to protect the limited liability of the Limited Partners.

                                II. DEFINITIONS

         "Act" means the Delaware Limited Partnership Act as amended from time to time. Any reference to the Act shall automatically include a reference to any subsequent or successor limited partnership law in Delaware.

         "Adjusted Book Income" or "Adjusted Book Loss" for any Fiscal Year means Book income or loss remaining after any special allocations made for such Fiscal Year pursuant to Sections 3.02, 3.03, and 3.04 of Appendix A.

         "Adjusted Capital Account Balance" means a Partner's Capital Account balance increased by the sum of (i) such Partner's share of Partnership Minimum Gain (as defined in Appendix A) and (ii) such Partner's share of Partner Nonrecourse Minimum Gain (as defined in Appendix A).

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the "controlled" Person, whether through ownership of voting securities, by contract, or otherwise. Affiliate shall also include any Person who is related by blood or marriage to the Person in question.

         "Agreement" means this Agreement as amended from time to time.

         "Bankruptcy" means, with respect to any Person, such Person's filing a petition or otherwise voluntarily commencing a case or proceeding or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors' reorganization law, being the voluntary or involuntary subject of an order for relief by any court under any such law, or being adjudicated a "bankrupt," "debtor" or "insolvent" under any such law, or there being appointed under any such law a "trustee," "receiver" or "custodian" to manage his or its business or properties, or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to such Person or his or its business, which proceeding is consented to by such Person or which is not dismissed within 90 days after being commenced.

         "Book" means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Appendix A, as distinguished from any accounting method which the Partnership may adopt for other purposes such as financial reporting.

         "Capital Account" means the capital account of a Partner maintained in accordance with Section 4.1.

         "Certificate of Limited Partnership Interest" means a written instrument designated by its terms as a Certificate of Limited Partnership Interest, issued by the Partnership, and evidencing the Interest of a Limited Partner, substantially in the form of EXHIBIT B to this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code shall be deemed to include references to corresponding provisions of any succeeding internal revenue law of the United States of America.

         "Fiscal Year" means the fiscal year of the Partnership and, initially, means a fiscal year ending on December 31, 1994.

         "Foreign Partner" -- see Section 3.2.

         "General Partner" means LIN TV, or any additional, successor or substitute general partner in its capacity as general partner of the Partnership.

         "General Partnership Interest" means an Interest in the Partnership as a general partner.

         "General Partnership Share" means, with respect to any General Partner, the percentage set forth in Section 3.1 as such General Partner's Share.

         "Indemnitee" -- see Section 7.2.

         "Interest" means each Partner's ownership interest, as a Partner, in the Partnership at any particular time, including any and all benefits to which the Partner may be entitled under this Agreement and the obligations of the Partner under this Agreement, whether as a General Partner or Limited Partner.

         "Limited Partners" means KXAS and KXAN or any additional, successor or substitute limited partner in its capacity as limited partner of the Partnership.

         "Limited Partnership Interest" means an Interest in the Partnership as a Limited Partner.

         "Majority" means, with respect to the Limited Partners, those Limited Partners holding more than 50% of the Limited Partnership Interests.

         "Partners" means and includes both the General Partner and the Limited Partners. Reference to a "Partner" means any one of the Partners. A General Partner having or acquiring an Interest as a Limited Partner shall also constitute such a Limited Partner and, for all purposes of this Agreement, references to Partners of any class or their Interests do not include such Partners in their capacities as Partners of another class or their Interests as another class of Partner.

         "Partnership" means the limited partnership formed under this Agreement and any successor partnership succeeding to its assets and business pursuant to Section 12.3.

         "Permitted Transferee" means any Person acquiring a Partnership Interest under Section 11.1

         "Person" or "person" means and includes any natural person and any corporation, firm, partnership, trust, estate or other entity resulting from any form of association.

         "Record Holder" means the person in whose name the Certificate of Limited Partnership Interest evidencing an Interest is issued and in whose name such Interest is registered on the books of the Partnership as of the close of business on a particular day.

         "Related Person" means with respect to any Person, a Person bearing a relationship described in Section 267(b) or Section 707(b)(1) of the Code.

         "Share" means a General Partnership Share or a Limited Partnership Share, or both, as the context requires.

         "Tax Matters Partner" -- see Section 6.4.

         "Transfer" means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any Interest or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

         "Unauthorized General Partner" -- see Section 12.3.

         "Voting Rights" -- see Section 8.4.

                              III. CAPITALIZATION

         3.1 Capital Contributions. (a) Except as expressly provided herein or with the prior written consent of all of the Partners, no Partner shall be required or entitled to make capital contributions to the Partnership.

         (b) on the date of execution of the original Agreement the General Partner contributed cash to the capital of the Partnership, and the Limited Partners contributed cash to the capital of the Partnership. On December 28, 1994, KXAN and North Texas contributed certain non-cash assets more particularly described on Exhibit A attached hereto to the Partnership in proportion to their respective Shares as of the date thereof. Following these contributions, the respective shares of the partners are:

Name and Address                           Share
----------------                           -----
General Partner:

LIN Television of                           1%
Texas, Inc.
5925 Carillon Point
Kirkland, Washington 98033

Limited Partner:

KXAS Holdings, Inc.                         92%
5925 Carillon Point
Kirkland, Washington 98033

KXAN, Inc.                                   7%
5925 Carillon Point
Kirkland, Washington 98033


In the event that the values assigned to the assets contributed are at any time determined to be improper, the percentage Shares of the Partners will be adjusted accordingly; provided that, in all cases, any interest originally received by KXAN for its contributions will consist of a General Partner Interest with a 1% General Partner Share and a Limited Partner Interest with a Limited Partner Share equal to the balance of the General Partner's appropriate Share.

         (c) [DELIBERATELY OMITTED]

         (d) The General Partner and any additional or substituted general partners shall be general partners, and the Limited Partners and any additional or substituted limited partners shall be limited partners, as those terms are used in the Act, subject to the terms and provisions of this Agreement.

         3.2 Additional Contributions. No Partner shall be obligated to or shall make any additional capital contribution to the Partnership except as specifically provided in this Agreement. Notwithstanding the preceding sentence, if the Partnership determines that any Partner is a "foreign person" as provided in Section 15.4, such Partner (a "Foreign Partner") shall contribute to the Partnership, as and when requested by the General Partner, an amount equal to the amount of tax the Partnership will be required to pay over to the internal Revenue Service under Section 1446 of the Code by reason of such Foreign Partner's status as a "foreign person."

         3.3 Interest. No Partner shall be paid interest on capital contributions to the Partnership.

         3.4 Withdrawal. No Partner shall be entitled to withdraw any portion of his paid-in capital contribution and no Partner shall have any right to a return of capital except through distributions as provided in Article V of this Agreement.

                     IV.  CAPITAL ACCOUNTS AND ALLOCATIONS

         4.1 Capital Accounts. A Capital Account shall be maintained for each Partner in the manner set forth in Appendix A, which is attached to and is a part of this Agreement.

         4.2 Allocations of Book Income and Loss. Subject to the provisions of Appendix A:

             (a) Adjusted Book Income: The Partnership's Adjusted Book Income for any Fiscal Year shall be allocated as follows:

                 (i) First, to the General Partner, until the cumulative amount of income allocated under this Section 4.2(a)(i) equals the cumulative amount of loss, if any, previously allocated to the General Partner under Section 4.2 (b)(ii); and

                (ii) Second, to the Partners in proportion to their respective Shares.

            (b) Adjusted Book Loss: The Partnership's Adjusted Book Loss for any Fiscal Year shall be allocated as follows:

                 (i) First, to the Partners in proportion to their respective Adjusted Capital Account Balances until the Adjusted Capital Account Balances of all Partners equal zero; and

                 (ii)     Second, 100% to the General Partner.

         4.3 Tax Allocations. Except as otherwise provided in Appendix A, all items of income, gain, loss, and deduction shall be allocated for federal income tax purposes in the same manner as the corresponding allocation for Book purposes.

                                V. DISTRIBUTIONS

         5.1 Distributions. Subject to the provisions of Appendix A, and except as otherwise provided in this Section 5.1 or in Section 12.2, all distributions made by the Partnership shall be made in the following order and proportions:

                 (i) First, to the Partners in proportion to and to the extent of their respective Adjusted Capital Account Balances; and

                 (ii)     Second, to the Partners in proportion to their Shares.

All distributions under this Section 5.1 shall be subject to any restrictions in agreements for money borrowed to which the Partnership is a party and, prior to the period for the liquidation and winding-up of the Partnership following dissolution, to the priorities specified in this Section 5.1.

         5.2 Set Off. The Partnership shall be entitled to set off against any distribution by the Partnership to any Partner any amounts due and owing by such Partner to the Partnership.

                    VI. POWERS AND DUTIES OF AND LIMITATIONS
                            UPON THE GENERAL PARTNER

         6.1 Powers of the General Partner. Subject to the limitations imposed by the Act and this Agreement, including, without limitation, the limitations in Section 6.2, the General Partner shall have the power to conduct, manage, and control the conduct of the ordinary business of the Partnership including, without limitation, the power to:

                 (1) approve the annual operating and capital budgets and strategic plans of the Partnership;

                 (2) appoint or remove any officer of the Partnership, establish compensation for each officer of the Partnership, and establish, alter or amend the power and authority of any officer of the Partnership;

         (3) authorize any commitment for a capital expenditure;

         (4) approve any obligation of the Partnership for borrowed money and make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, letters of credit, guarantees and other instruments and evidences of indebtedness or of contingent liability and approve the granting of any security therefor;

         (5) authorize any commitment relating to a loan by the Partnership to any Person or a guarantee by the Partnership of any obligation of any Person;

         (6) authorize any sale, lease, transfer or other disposition of any asset of the Partnership or any group of assets including the disposition of substantially all of the assets of the Partnership;

         (7) approve the acquisition of any business or a business division from any Person whether by asset purchase, stock purchase, merger or other business combination including the creation and issuance of additional limited partner interests of any class in connection therewith;

         (8) approve any purchase of lease of real property;

         (9) adopt, approve or terminate any individual or group employee retirement plan or any other welfare benefit plan or policy or any modifications thereto;

         (10) authorize the making, modification, amendment, or termination of any agreement with any Partner or an Affiliate of a Partner;

         (11) authorize any distribution to Partners;

         (12) change the Fiscal Year of the Partnership or make or modify any tax elections as the General Partner believes to be in the best interests of the Partnership and the Partners;

         (13) make any determination to indemnify any Person as contemplated by
Article VII;

         (14) authorize the creation of any subsidiaries or any other investment in, or the acquisition of stocks or bonds of, other Persons or any equity interest in any other Person;

         (15) approve any change of the location of the headquarters of the Partnership;

         (16) approve any license or other grant of rights to or from the Partnership with respect to any patents.

trademarks, trade names, service marks, know-how, trade secrets or other proprietary information;

         (17) open, conduct and close checking, savings, custodial and other accounts on behalf of the Partnership in such banks or other financial institutions as the General Partner may select from time to time;

         (18) negotiate, enter into, execute and exercise the Partnership's rights under any and all contracts necessary, desirable or convenient with respect to its business and affairs;

         (19) execute any notifications, statements, reports, returns, registrations or other filings that are necessary or desirable to be filed with any state or Federal agency, commission, or authority, including, without limitation, any registration of securities with any state or Federal securities commission, and appear before such agency, commission or authority on behalf of the Partnership;

         (20) purchase or bear the cost of any insurance covering the potential liabilities of the Partnership, Partners, any officer or employee of the Partnership and any other Person acting on behalf of the Partnership;

         (21) commence, defend or settle litigation pertaining to the Partnership, its business or assets, provided that the Partnership shall not bear the expenses of any litigation brought against any Partner acting in such capacity, any officer or employee of the Partnership or any other Person acting on behalf of the Partnership except in accordance with Section 7.2;

         (22) employ accountants, attorneys, contractors, brokers, investment managers, engineers, consultants or other persons, firms, corporations or entities on such terms and for such compensation as it shall determine is proper, including, without limitation, persons and entities who may be Partners or Affiliates, or who perform services for, or have business, financial, family or other relationships with any Partner, Officer or employee;

         (23) determine the fair market value of all Partnership property upon a Revaluation Event (as defined in Appendix A) or otherwise; provided that, if the General Partner is unable to determine the fair market value of all Partnership property, such value shall be determined by an independent appraisal firm whose determination shall be binding on all Partners;

         (24) admit additional Limited or General Partners or approve any transfer of a General or Limited Partnership Interest in accordance with this Agreement;

         (25) enter into, make and perform such contracts, agreements and other undertakings, to execute, acknowledge and deliver such instruments, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 6.1
(a), including, without limitation, contracts, agreements, undertakings and transactions with any Partner or with any other person firm or corporation which is an Affiliate or which performs services for or has any business, financial, family or other relationship with any Partner;

         (26) amend this Agreement in accordance with Article XIII.

None of the powers granted in this Section 6.1 shall be interpreted as broadening or extending powers which are specifically limited by other provisions of this Agreement.

         6.2 Duties of the General Partner. In addition to obligations imposed by other provisions of this Agreement, the General Partner shall devote to the Partnership such of its time as is reasonably necessary and its best efforts in carrying out the business of the Partnership in order to accomplish its purposes. The General Partner, on behalf of the Partnership and at the expense of the Partnership, shall:

                 (a) execute, acknowledge and certify all documents and instruments and take or cause to be taken all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners,
         (ii) to effectuate the provisions of this Agreement or (iii) to enable the Partnership to conduct its business;

                 (b) to the extent reasonably deemed necessary or appropriate by the General Partner, cause all persons dealing with the Partnership, the General Partner, or any officer, agent or employee of the Partnership acting on behalf of the Partnership, to be aware of the character of the Partnership as a Delaware limited partnership;

                 (c) conduct the affairs of the Partnership in compliance with the applicable laws and in the best interests of the Partnership and of the Partners;

                 (d) not permit the use of Partnership funds or assets for other than the benefit of the Partnership and of the Partners;

                 (e) not withdraw as a General Partner if such General Partner is the last remaining General Partner;

                 (f) arrange for the preparation of all necessary informational federal income tax forms on behalf of the Partnership and for the preparation and filing of any and all state and local income and franchise tax returns required to be filed by the Partnership;

                 (g) obtain and maintain on behalf of the Partnership such all-risk, public liability, workmen's compensation, general partner's, liability, fidelity, forgery and other insurance, if any, as may be available on commercially reasonable terms and as may be deemed necessary or appropriate by the General Partner;

                 (h) hold all Partnership property in the Partnership name or, in the case of cash or cash equivalents, in one or more depository accounts as to which the Partnership is a beneficial owner;

                 (i) use reasonable efforts not to cause the Partnership to incur debts or other liabilities obligations beyond the Partnership's ability to pay such liabilities; and

                 (j) maintain and preserve during the term of the Partnership and for five (5) years thereafter, or for such longer time as is necessary to determine the cost basis of the Partnership assets, at the Partnership's office designated pursuant to Section 1.4 (or, if the Partnership has been terminated, at the location designated by the General Partner in written notice to the Limited Partners to be the Partnership office), complete and accurate books of account in accordance with the provisions of this Agreement, a list of the names and addresses of each Partner, copies of the Certificate, this Agreement, and copies of all financial statements and tax returns of the Partnership for the most recent five-year period during the term of the Partnership.

         6.3 Reimbursement of the General Partner. The General Partner shall be entitled, in addition to all other distributions and reimbursements to which it is entitled hereunder by reason of its Interest in the Partnership, to reimbursement for all Partnership expenses reasonably incurred on behalf of the Partnership and paid by the General Partner from its own funds.

         6.4 Tax Matters Partner. (a) The General Partner hereby is designated as the Tax Matters Partner under Section 6231(a) (7) of the Code. The Tax Matters Partner shall have the rights and duties specifically granted or delegated under the Code and applicable Treasury Regulations and this Agreement. Any vacancy in the office of the Tax Matters Partner shall be filled from among the Partners.

         (b) The Tax Matters Partner shall have the power to (i) enter into a settlement agreement with the Internal Revenue Service with respect to determinations of Partnership tax items which shall bind each Partner who is not entitled to receive notice of the proceedings from the Service, who is not a member of a notice group defined in
Section 6223(b)(2) of the Code, and who has not timely filed a statement with the Secretary of Treasury (or his delegate) providing that the Tax Matters Partner shall not have authority to bind the Partner, which settlement may be on such terms as the Tax Matters Partner shall determine in its sole discretion to be in the best interests of the Limited Partners; (ii) in its sole discretion, decide whether or not to commence judicial action for review of Partnership items included in a notice of final Partnership administrative adjustment, with the selection of the appropriate court and the Partnership items to be contested to be determined in the sole discretion of the Tax Matters Partner; (iii) in its sole discretion, determine whether to appeal from an adverse decision in an action commenced pursuant to clause (ii) immediately preceding and prosecute any such appeal; (iv) in its sole discretion, intervene on behalf of the Partnership in any judicial action commenced by any other Partner or notice group defined in Section 6223(b)(2) of the Code as to Partnership tax items; (v) file a request with the Service for an administrative adjustment as a substituted Partnership return, or otherwise, and to request judicial review on behalf of the Partnership as to any part of a request for administrative adjustment not allowed by the Service, with the selection of the appropriate court, the Partnership items to be contested and the decision whether to appeal from an adverse decision in any such action to be determined in the sole discretion of the Tax Matters Partner; (vi) in its sole discretion, enter into an agreement with respect to all present or former Partners to extend the period for assessing any tax which is attributable to any Partnership item (and no other person shall be authorized to enter into such an agreement) ; (vii) upon receipt of a notice of the commencement of administrative proceedings by the Service, furnish to the Service the name, address, profits interest and taxpayer identification number of each person who was a Partner in the Partnership at any time during the applicable Partnership taxable year and such revised or additional information as may be required by law; and (viii) conform to any tax administrative requirements as may be placed on Tax Matters Partners by Treasury Regulations adopted after the date hereof as to income tax or any other federal tax applicable to the Partnership.

                   VII. STANDARD OF CARE AND INDEMNIFICATION

         7.1 Standard of Care. (a) The General Partner or any director, officer, partner, employee or Affiliate of the General Partner serving on behalf of the Partnership, and any officer or employee of the Partnership in the performance of his duties, shall be fully protected in relying in good faith on information, opinions, reports, or statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more officers or employees of the Partnership; or (ii) legal counsel, public accountants, or other persons which he reasonably believes have professional or expert competence.

         (b) Neither the General Partner nor any director, officer, partner, employee or Affiliate of the General Partner serving on behalf of the Partnership, nor any officer or employee of the Partnership shall be liable for damages to the Partnership or any Partner with respect to claims relating to his conduct for or on behalf of the Partnership, except that any of the foregoing persons shall be liable to the Partnership for damages to the extent that it is proved by clear and convincing evidence (i) that his or its conduct was not taken (A) in good faith, (B) in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, or (C) with the care that an ordinarily prudent person in a like position would use under similar circumstances; or (ii) with respect to any criminal action, proceeding or investigation, he or it had no reasonable cause to believe his or its conduct was unlawful.

         7.2 Indemnification. (a) If any Partner or any director, officer or partner of any Partner serving on behalf of the Partnership, or any officer of the Partnership (an "Indemnitee") was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Partnership, the Partnership (but without recourse to the separate assets of any Partner) shall indemnify such Indemnitee against all losses, costs and expenses, including attorney's fees, judgments and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit, proceeding or investigation, so long as such Indemnitee has met the standard set forth in Section 7.1. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner he or it reasonably believed to be in or not opposed to the best interests of the Partnership and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that he or it had reasonable cause to believe his or its conduct was unlawful.

         (b) Any indemnification under this Section 7.2, unless ordered by a court, shall be determined in the specific case by the General Partner.

         (c) Expenses, including attorneys' fees, incurred by any Indemnitee in defending an action, suit, proceeding or investigation shall be paid by the Partnership as they are incurred, in advance of the final disposition of the action, suit, proceeding or investigation, upon such terms and conditions as the General Partner shall determine.

                 (d) Notwithstanding the foregoing, indemnification under this
Section 7.2 shall be provided only with respect to such losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Partnership.

                 (e) Any indemnification pursuant to this Section 7.2 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement or arrangement, whether as to action in an official capacity and as to action in another capacity while holding such position or while employed by or acting as agent for the Partnership, and shall continue as to an Indemnitee who has ceased to serve in any capacity on behalf of the Partnership and shall inure to the benefit of the heirs, successors, executors and administrators of the Indemnitee.

                 (f) The Partnership may indemnify any employee or agent of the Partnership and any employee or Affiliate of any Partner serving on behalf of the Partnership upon such terms and conditions, if any, as the General Partner considers appropriate.

                 (g) The Partnership may purchase and maintain insurance on behalf of the General Partner against any liability asserted against it and incurred by it or on it's behalf arising out of it's status as such, whether or not the Partnership would have the power to indemnify it against such liability under the provisions of this Section 7.2; provided, that insurance is available on acceptable terms as determined by the General Partner.

                 (h) If this Section 7.2 or any portion of this Section 7.2 shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify each Indemnitee of the Partnership as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any action by or in the right of the Partnership, to the full extent permitted by any applicable portion of this Section 7.2 that shall not have been invalidated and to the fullest extent permitted by applicable law.

                 VIII. POWERS AND DUTIES OF AND LIMITATIONS
                          UPON THE LIMITED PARTNERS


         8.1 Rights of the Limited Partners. The Limited Partners shall be entitled (i) to require a dissolution of the Partnership in accordance with
Article XII and (ii) to have such additional rights as are elsewhere provided in this Agreement or by mandatory requirements of applicable law.

         8.2 Limitations on the Rights of the Limited Partners. Subject to any mandatory requirements of applicable law, the Limited Partners shall not have the right to take any part whatsoever in the management and control of the ordinary business of the Partnership, sign for or bind the Partnership, compel a sale or appraisal of Partnership assets, or sell or assign their Interests in the Partnership, except as provided in this Agreement.

         8.3 Limited Liability of the Limited Partners. Except for contributions specifically required under Sections 3.1 and 3.2 of this Agreement, the Limited Partners shall have no obligation to contribute to the Partnership and no liability for any Partnership obligations. Any liability to return distributions from the Partnership shall be limited to mandatory requirements of the Act or of any other applicable law.

         8.4 Voting Rights of the Limited Partners. (a) A Majority of the Limited Partners may: (i) elect a liquidating trustee to act as provided in
Section 12.2 if, at the time of dissolution and winding-up of the Partnership, the General Partner is not authorized to act as such; (ii) elect to continue the business of the Partnership and designate one or more substituted General Partner upon and within 90 days after a dissolution caused by an event described in Section 12.1(e), (f) or (g); (iii) approve any amendment to this Agreement to the extent required pursuant to Section 13.3; and (iv) consent or withhold consent with respect to such matters (in addition to those described in this Section 8.4(a)) as the Limited Partners may consent to under the provisions of this Agreement or, under the Act, must give consent to in order for the General Partner's actions to be authorized.

                 (b) The rights and powers of the Limited Partners pursuant to
Section 8.4(a) is herein referred to as "Voting Rights". The Limited Partners shall exercises their Voting Rights by written action which may consist of one or more counterparts delivered to the Partnership, which counterpart or counterparts shall set forth the proposed action to be taken and contain the signatures of a Majority of the Limited Partners or all of the Limited Partners, as the case may be, at such time approving such action.

                 (c) Upon any exercise of the Voting Rights as provided for in this Section 8.4, the Partnership shall keep complete and accurate records and notify all Partners of the substance thereof.

                    IX. ADDITIONAL RIGHTS OF AND LIMITATIONS
                        ON PARTNERS AND THEIR AFFILIATES

         9.1 Certain Agreements with Partners and Affiliates of Partners. The Partnership may purchase or sell goods or other services from any Partner or its Affiliates, and any profits or income earned by such Partner or its Affiliates as the result of such transaction shall belong to it and not the Partnership; provided, however, that amounts paid for, and other terms relating to the furnishing of, such goods or services may not be materially less advantageous to the Partnership than the amounts and terms for and upon which similar goods or services could be obtained in the same geographic area from corporations or business enterprises which are not Partners or Affiliates of Partners.

         9.2 Partnership Property. Except as otherwise expressly set forth by the General Partner in writing, no Partner shall use or possess Partnership property except for a Partnership purpose.

         9.3 Confidentiality. (a) Except as provided in Section 9.3 (b), any information identified by the Partnership as confidential ("Confidential Information") shall be treated by the Partners as confidential. Each Partner shall hold Confidential Information in strict confidence and restrict its disclosure to only such of its Affiliates, officers, employees and agents as have a proper need to know such information. Each Partner shall make all reasonable efforts and take all reasonable precautions as may be appropriate to maintain the confidentiality of all Confidential Information (including, without limitation, obtaining the agreement of Persons to whom the Partner properly discloses Confidential Information that they agree to be bound by the provisions of this Section 9.3). To the extent any Partner proposes to disclose to any Person Confidential Information in connection with a proposed Transfer of all or any part of a Partnership Interest, the Partner shall require that each prospective transferee agree in writing to be bound by a confidentiality agreement approved by the Partnership.

                 (b) No Partner shall be subject to Section 9.3(a) to the extent that: (i) the Partner or any of its Affiliates is required by law (including, without limitation, any requirement under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any regulations promulgated thereunder), in the reasonable judgment of such Partner, to make disclosure of information relating to the Partnership or (ii) any information is or becomes publicly available without breach of that Partner's obligations under this Section.


                          X. ISSUANCE OF CERTIFICATES

         10.1 Issuance of Certificates. Upon the issuance of an Interest, the General Partner shall cause the Partnership to issue one or more Certificates of Limited Partnership Interest in the name of the Limited Partner owning such Interest. Upon the transfer of an Interest, the General Partner shall cause the Partnership to issue a replacement Certificate of Limited Partnership Interest, according to such procedures as the General Partner may establish.

         10.2 Register. The Partnership shall cause to be kept at its principal place of business a register in which the Partnership shall provide for the registration of the Certificates of Limited Partnership Interests and of transfers of the Certificates of Limited Partnership Interests. The General Partner is hereby appointed registrar for the purpose of registering the Certificates of Limited Partnership Interests.

         10.3 Lost, Stolen or Destroyed Certificates. The Partnership shall issue a new Certificate of Limited Partnership Interest in place of any Certificate of Limited Partnership Interest previously issued if the registered owner of the Certificate of Limited Partnership Interest:

                 (a) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate of Limited Partnership Interest has been lost, destroyed or stolen;

                 (b) requests the issuance of a new Certificate of Limited Partnership Interest before the Partnership has notice that the Certificate of Limited Partnership Interest has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

                 (c) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with such surety or sureties and with fixed or open penalty, as the General Partner may direct to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of a Certificate of Limited Partnership Interest; and

                 (d) satisfies any other reasonable requirements imposed by the General Partner.

         When a Certificate of Limited Partnership Interest has been lost, destroyed or stolen, and the Partner fails to notify the Partnership within a reasonable time after he has notice of it, and a transfer of the Interests represented by the Certificate of Limited Partnership Interest is registered before the Partnership receives such notification, the Partner shall be precluded from making any claim against the Partnership for such transfer or for a new Certificate of Limited Partnership Interest.

         10.4 Registered Owner. The Partnership shall be entitled to treat the Record Holder as the Limited Partner or assignee in fact of any Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other person, regardless of whether it shall have actual or other notice thereof, except as otherwise provided by law. Without limiting the foregoing, when a person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing) is acting as a nominee, agent or in some other representative capacity for another person in acquiring or holding an Interest, as between the Partnership on the one hand and such persons on the other hand, such representative (i) shall be the Limited Partner or assignee (as the case may be) of record and beneficially, and (ii) shall be bound by this Agreement and shall have the obligations of a Limited Partner or assignee (as the case may be) hereunder and as provided for herein.

                XI. TRANSFERS OF INTERESTS; ADDITIONAL INTERESTS

         11.1 Consent Required for Transfers. No Partner shall Transfer its interest in the Partnership or any interest therein to any Person unless and until (i) the Partner proposing to make the Transfer has given notice to all non-transferring Partners stating the name of the Person (s) to whom the proposed Transfer will be made and the material terms and conditions of the proposed Transfer; and (ii) written consent to the proposed Transfer has been given by all non-transferring Partners, which consent may be granted or withheld in the sole discretion of each such Partner.

         11.2 General Provisions. Notwithstanding any other provision of this Agreement:

                 (a) Each Transfer otherwise permitted hereunder, must be effected with documentation approved in form and substance by the General Partner. Such documentation shall include an agreement by the transferee to be bound by all of the terms and provisions of this Agreement including, without limitation, an acknowledgment and agreement that the Partnership Interest or portion of or interest in the Partnership Interest transferred shall be and remain subject to the restrictions set forth in this Article XI and in Article XII to the extent it was subject to such restrictions when held by the transferor. Such documentation and such other information as the General Partner shall reasonably request shall be submitted to the General Partner at least thirty (30) days prior to any proposed Transfer and such proposed Transfer may not be effected if the transferor is given written notice by the General Partner within thirty (30) days after such submission that: (i) additional material or information is required, (ii) the documentation submitted is not satisfactory or (iii) there has been an adverse determination under
         Section 11.2(c).

                 (b) Each transferee shall reimburse or cause the reimbursement of the Partnership for all expenses incurred by the Partnership relating to the Transfer, including, without limitation, all reasonable attorney's fees, filing fees and similar expenses.

                 (c) No Transfer of an Interest by a Limited Partner shall be permitted if, in the opinion of the General Partner, such Transfer alone or in conjunction with one or more other Transfers, would (i) result in a violation of applicable securities laws, (ii) cause a termination of the Partnership under Section 708 (b) (1) (B) or any other Section of the Code, (iii) be an event which would constitute a violation or breach (or with the giving of notice or passage of time would constitute a violation or breach) of any law, regulation, ordinance, agreement or instrument by which the Partnership, any business or other enterprise or entity in which it has an interest, any of its property, or any property of any such enterprise or entity is bound, or (iv) require the Partnership to register under the Investment Company Act of 1940, or require the General Partner or any officer or partner of the General Partner to register as an investment advisor under the Investment Advisors Act of 1940 or otherwise subject the Partnership or its Partners to burdensome requirements.

                 (d) Any Partner who voluntarily Transfers or attempts to Transfer all or any portion of or interest in his Interest or to effect the admission of a successor Limited Partner if the Partnership concludes that such a Transfer or admission would have an adverse impact of the type described in Section 11. 2 (c), shall be liable to the other Partners for any taxes, fines, penalties, damages or losses which may be due from them or the Partnership or suffered by the Partnership or the Partners if such Transfer actually has an adverse impact of the type described in Section 11. 2 (c).

                 (e) Upon any Transfer of a Limited Partnership Interest or General Partnership Interest in compliance with this Article XI, the transferee shall be admitted as a Limited Partner unless the instruments of Transfer indicate that the transferee shall not be admitted as a Limited Partner but shall be a mere assignee. The Limited Partnership Interest or interest therein which was the subject of a Transfer to an assignee shall remain subject to all of the restrictions of this Agreement, including this Article XI, as if the transferee were a Limited Partner, but such transferee shall have none of the powers or rights of a Limited Partner except to make a Transfer in accordance with this Article XI.

                 (f) No Transfer of all or any portion of or interest in the Interest of any General Partner or Limited Partner in compliance 'with this Article XI, even if it results in the substitution of the transferee as a Partner, shall release the transferor from those liabilities of the Partnership existing on the date of the Transfer which survive such Transfer.

                 (g) Any attempted Transfer which is not made in accordance with, or which violates any of, the provisions of this Article XI, shall be null and void and have no effect and the Partnership shall be under no obligation to recognize any such Transfer or recognize the transferee as a Limited Partner.

                    XII. DISSOLUTION OF THE PARTNERSHIP AND
                         DISTRIBUTIONS UPON DISSOLUTION

         12.1 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events, whether or not such occurrences would cause dissolution under the Act:

                 (a) the expiration of the term of the Partnership as provided in Section 1.5;

                 (b) the sale or other disposition of all or substantially all of the assets of the Partnership and the failure of the Partnership, within six months thereafter, to acquire any other assets through the reinvestment of proceeds of such disposition or otherwise, provided that if such a sale or disposition of the Property constitutes an "installment sale" for purposes of Section 453 of the Code, the right to receive future payments shall constitute Partnership property and the Partnership shall not be dissolved so long as: (i) it retains an interest in any such property, and (ii) the distribution of such property upon termination would cause recognition of gain in the year of distribution measured in whole or in part by amounts to be received in future years;

                 (c) the agreement of the General Partner and a Majority of the Limited Partners to dissolve the Partnership;

                 (d) the entry of a decree of judicial dissolution;

                 (e) the dissolution followed by winding-up or liquidation or other termination of existence of the General Partner;

                 (f) the Bankruptcy of the General Partner; or

                 (g) the withdrawal of the General Partner from the Partnership.

         The death, Bankruptcy, incompetency, dissolution or cessation of existence of a Limited Partner shall not dissolve or terminate the Partnership.

         12.2 Winding-Up and Liquidation of the Partnership. (a) Upon an event of dissolution described in Section 12.1(e), (f) or (g) the Limited Partner may exercise Voting Rights to appoint a liquidating trustee who shall have all the rights and powers (other than rights to allocations and distributions) granted to the General Partner hereunder. The Partnership shall then be continued as a continuing limited partnership, the continuing limited partnership shall succeed to all Partnership assets, the business of the Partnership shall be continued, and the liquidating trustee shall have the right to do all acts authorized by law for the purpose of winding-up the affairs of the Partnership. The liquidating trustee shall diligently proceed to wind-up the affairs of the Partnership. The liquidating trustee shall do no act within 90 days after dissolution that would adversely affect the rights given to the Limited Partners in Sections 8.4 and 12.3.

                 (b) Upon a dissolution pursuant to Section 12.1 (b), (c) or
         (d), if the Limited Partners did not exercise Voting Rights, the General Partner shall be the liquidating trustee and shall diligently proceed to wind-up the affairs of the Partnership. During the time prior to liquidation, the Partnership shall be continued as a continuing limited partnership bound by the terms hereof, the continuing limited partnership shall succeed to all Partnership assets, the business of the Partnership shall be continued, and the General Partner shall have the right to do all acts authorized by law for the purpose of winding-up the affairs of the Partnership.

                 (c) In the event of liquidation of the Partnership, the liquidating trustee shall take the following steps:

                          (i) first, use its best efforts to sell the business
                 of the Partnership as a going concern;

                          (ii) second, to the extent the business of the
                 Partnership cannot be sold in its entirety as a going concern, determine which Partnership properties and assets should be distributed in kind, and dispose of all other Partnership properties and assets at the best cash price obtainable therefor;

                          (iii) third, apply Partnership property to the
                 payment of the debts and liabilities of the Partnership, the expenses of liquidation and the establishment of any reserves deemed necessary by the liquidating trustee;

                          (iv) fourth, repay all loans and advances (other than
                 capital contributions) by Partners and all accrued interest thereon; and

                          (v) fifth, distribute any remaining Partnership
                 assets to the Partners in accordance with their positive Capital Account balances as determined pursuant to Section 4.1.

If any reserves are established in connection with the foregoing, the liquidating trustee may pay over said amounts to an escrow agent to be held by it for the purposes of disbursing such reserves in payment of any contingencies which may arise and, at the expiration of such period as or the liquidating trustee may deem advisable, for distribution of the balance thereof in the same manner and with the same priorities as are provided in (v) above. The Limited Partners shall look solely to the assets of the Partnership for the return of their capital contributions.

         12.3    Election to Continue the Partnership. (a) Notwithstanding
Section 12.1, upon an event of dissolution described in Section 12.1 (e), (f) or (g), the General Partner then remaining shall cease to be authorized to act as General Partner hereunder ("Unauthorized General Partner") and the Partnership shall be dissolved and wound-up and liquidated pursuant to Section 12.2, unless the Limited Partners exercise the Voting Rights, within 90 days after such event, to continue the business of the Partnership and designate a substitute General Partner(s). Upon the occurrence of the above, the continuing limited partnership shall be on substantially identical terms to the Partnership and shall carry on the business of the Partnership. The continuing limited partnership shall succeed to all rights and assets of the Partnership and shall by this Agreement (and without the need for any further act or instrument) assume the liabilities thereof.

                 (b) Any designated substitute General Partner(s) becoming a General Partner pursuant to the Limited Partners' exercise of the Voting Rights shall, upon becoming a party to this Agreement, have the rights, powers and obligations of a General Partner under this Agreement (other than rights to allocations and distributions). If such designee was a Limited Partner, all or a portion of his Interest shall be converted to that of a General Partner and shall otherwise remain identical as to its Share. If such designee was not previously a Partner, he or it shall be required to acquire all or a portion of an Interest having at least a 1% interest in all allocable items of the Partnership from any Partner on such terms as he can, which Interest, if it was a Limited Partnership Interest, shall be converted to a General Partnership Interest and shall otherwise remain identical to a Limited Partnership Interest as to its Share.

                 (c) A Majority of the Limited Partners shall have the right to purchase, or designate a purchaser (which may be the Partnership) of, the Partnership Interest of the Unauthorized General Partner. Any exercise of the right to purchase the Unauthorized General Partner's Partnership Interest under this paragraph shall be made by written notice delivered to the Unauthorized General Partner and the Partnership and dated not later than 45 days after the determination of the fair market value of Partnership property as provided below. Any purchase of the Unauthorized General Partner's Partnership Interest by the Partnership under this Section 12.3 (c) shall be subject to any restrictions in any agreements of the Partnership for borrowed money. As promptly as practicable following any event of dissolution described in Section 12.3 (a), the Limited Partners shall unanimously determine the fair market value of all Partnership property. If the Limited Partners are unable to unanimously agree on the fair market value of all Partnership property (including, without limitation, goodwill and other intangible assets), such value shall be determined by a firm of independent investment bankers or appraisers. Upon the determination of the fair market value of Partnership property, the Capital Accounts of the Partners as determined pursuant to Section 4.1 (including that of the Unauthorized General Partner) shall then be adjusted to reflect the fair market value of all Partnership property. Unless otherwise agreed, the purchase price of the Unauthorized General Partner's Interest shall be paid in cash in the amount of his positive Capital Account balance.

         12.4 Time for Winding-Up. A reasonable time, up to three years, shall be allowed for the orderly liquidation of assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner(s) or the liquidating trustee, as the case may be, to minimize the normal losses attendant upon a liquidation.

         12.5 Final Accounting. Each of the Partners shall be furnished with a statement setting forth the assets and liabilities, if any, of the Partnership as of the date of the complete liquidation. Upon the compliance by the General Partner (s) or the liquidating trustee, as the case may be, with the distribution provisions of this Agreement, the Limited Partners shall cease to be such, and the General Partner(s) or the liquidating trustee, as the case may be, shall execute and cause to be filed a Certificate of Cancellation of the Partnership and any and all other documents necessary with respect to termination and cancellation.

                          XIII. AMENDMENT OF AGREEMENT

         13.1 Amendment by General Partner. Except as otherwise specifically provided in this Agreement, any amendment to this Agreement may be effected by the General Partner without the approval of any Limited Partner, including, without limitation, the following:

                 (a) to implement or effectuate the provisions of any part of this Agreement or to continue the Partnership for the term provided herein under the laws of the State of Delaware and of any state or jurisdiction in which it shall do business;

                 (b) to take any action, on the advice of counsel, for the Partnership, necessary or appropriate to satisfy then current requirements of the Code with respect to partnerships or any applicable laws or regulations;

                 (c) to cure any ambiguity, defect or inconsistency; or

                 (d) to effect any amendment which is fair to all partners and consistent with the economic terms provided in this Agreement.

All Partners shall be furnished with a copy of such amendment prior to its adoption. No amendment shall become effective if Limited Partners possessing Limited Partnership Interests aggregating 25% or more of the total Limited Partnership Interests deliver to the Partnership, within 30 calendar days following delivery of such amendment to the Limited their written objection to such amendment.

         13.2 Amendment by Unanimous Approval. An amendment to any provision of this Agreement, which provision specifies that action pursuant thereto may only be taken upon the affirmative approval of all of the Limited Partners (including without limitation this Section 13.2), shall be made only upon such approval and the approval of the General Partner.

         13.3    Other Amendments. Except as specifically provided in Section
13.2 or otherwise in this Agreement

                 (a) any amendment that would result in a Limited Partner becoming liable as a general partner, increase any Limited Partner's obligations to make contributions to the capital of the Partnership or further limit a Limited Partner's ability to hold or make a Transfer of his Interest, may be adopted only if such Limited Partner does not exercise Voting Rights to disapprove such amendment by returning, within 30 days after the request is made, an executed counterpart of a proposed form of consent to amendment approving such amendment, indicating his disapproval of such action.

         13.4 Execution of Amendments. All Partners hereby agree to execute all documents and instruments necessary to evidence their approval of all actions, including, without limitation, amendments to this Agreement, taken or authorized pursuant to an exercise of Voting Rights by the Limited Partners, which if exercised in favor of such an amendment, shall constitute the approval of the Limited Partners.

                           XIV.     POWER OF ATTORNEY

         14.1 Grant of Power. Each Partner by his or its signature below irrevocably makes, constitutes and appoints the General Partner, his or its true and lawful attorney in his or its name, place and stead, with the power from time to time to substitute or resubstitute one or more others as such attorney, and to make, execute, swear-to, acknowledge, verify, deliver, file, record and publish any and all documents, certificates or other instruments which may be required or deemed desirable by the General Partner to (a) effectuate the provisions of any part of this Agreement or any amendments to this Agreement, (b) enable the Partnership to conduct its business or (c) comply with any applicable law in connection with the Partnership's conduct of its business.

         14.2 Irrevocable Nature. It is expressly intended by each Partner that the foregoing power of attorney is a special power of attorney coupled with an interest in favor of each of those appointed as attorney-in-fact on his or its behalf, and as such shall be irrevocable and shall survive such Partner's death, incompetence (including an adjudication of insanity) or, in the case of a Limited Partner which is not a natural person, its merger, dissolution or other termination of existence.

         14.3 Transfer of Partnership Interests. The foregoing power of attorney shall survive the delivery of an instrument of Transfer by any Partner of the whole or any portion of or interest in his Interest, except that where a transferee of such Interest has been approved as a successor Partner and the transferee shall thereupon cease being a Partner (all in accordance with this Agreement), then the power of attorney of the transferor Partner shall survive the delivery of such instrument of Transfer for the sole purpose of enabling the attorneys-in-fact for such transferor Partner (or any of them) to execute, swear to, acknowledge and file any and all instruments necessary to effectuate such Transfer and succession.

                               XV. MISCELLANEOUS

         15.1 Notices. All notices to the Partnership shall be sent registered or certified mail, return receipt requested, addressed to the Partnership at the Partnership's principal place of business at the address set forth in Section 1.4 and to the General Partner at the address listed in
Section 3.1. All notices to the General Partner or to a Limited Partner shall be sent addressed to such Partner at the address listed in Section 3.1 or after its name on the signature page or such other address as may be specified by the Partner from time to time in a notice to the Partnership. All notices shall be deemed given or served five days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested.

         15.2 Waiver. Each of the Partners hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Partnership property or to compel any sale or appraisal thereof.

         15.3 Notice of Tax Examinations. Any Partner receiving advice that the Internal Revenue Service intends to examine any income tax return of the Partnership shall promptly notify the other Partners.

       15.4 Foreign Investors. Each Partner hereby agrees to deliver to the Partnership such documentation as may be required by the Partnership to determine to the satisfaction of the Partnership (and as may otherwise be required by law) whether such Partner is a "foreign person" or a "United States Person," as those terms are described and defined in Code Section 7701(a)(30). If a Partner fails to execute and deliver to the Partnership a non-foreign affidavit or provide the Partnership with other satisfactory evidence as to its foreign status in accordance with the provisions of this Section 15.4, the Partnership shall withhold from distributions to that Partner the amounts required by the Code and that Partner shall be required to make contributions under Section 3.2.

       15.5 Whole Agreement. This Agreement and any other agreements referenced herein contain the entire understanding between the parties and supersede any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not set forth or expressly referred to herein.

       15.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

       15.7 Binding Nature. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their successors, personal representatives, heirs, devises, guardians and assigns.

       15.8 Invalidity. In the event that any provision of this Agreement shall be held to be invalid, the validity of the remaining provisions of the Agreement shall not in any way be affected thereby.

       15.9 Counterparts; Further Documents. This Agreement and any amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement or amendment, as the case may be, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart. At any time or times upon the request of the General Partner, the parties agree to sign, swear to and/or acknowledge certificates or affidavits to certificates or statements of fictitious name, trade name or the like (and any amendments or cancellations thereof) required by the laws of or applicable to any jurisdiction in which the Partnership does or proposes to do business, or deemed necessary by the General Partner; and to cause the filing of any of the same for record wherever such filing shall be required by law.

       15.10 Construction. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Unless otherwise specifically stated, references to Sections, Subsections, Articles, Exhibits or Appendices refer to the Sections, Subsections, Articles, Exhibits and Appendices of this Agreement.

       IN WITNESS WHEREOF, the General Partner and each of the Limited Partner have duly executed this Agreement as of the date first above written.

                                   GENERAL PARTNER:

                                   LIN TELEVISION OF TEXAS, INC.,
                                   a Delaware Corporation

                                   By:  /s/ PETER E. MALONEY
                                        --------------------------
                                   Name:    Peter E. Maloney
                                         -------------------------
                                   Title:   Vice President
                                         -------------------------

                                   LIMITED PARTNERS:

                                   KXAS HOLDINGS, INC., a Delaware
                                   Corporation


                                   By:  /s/ PETER E. MALONEY
                                        --------------------------
                                   Name:    Peter E. Maloney
                                         -------------------------
                                   Title:   Vice President
                                         -------------------------

                                   KXAN, INC., a Delaware
                                   corporation


                                   By:  /s/ PETER E. MALONEY
                                        --------------------------
                                   Name:    Peter E. Maloney
                                         -------------------------
                                   Title:   Vice President
                                         -------------------------

THE LIMITED PARTNERSHIP INTEREST EVIDENCED BY THIS DOCUMENT IS SUBJECT TO RESTRICTIONS ON ITS ASSIGNMENT AND TRANSFER SET FORTH HEREIN. THE SUBJECT INTEREST HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL IT HAS BEEN SO REGISTERED OR UNTIL THE GENERAL PARTNER HAS RECEIVED AN OPINION OF LEGAL COUNSEL OR OTHER ASSURANCES SATISFACTORY TO IT, THAT SUCH INTEREST M&Y LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION, ALL AS PROVIDED IN THIS DOCUMENT.

                                                                       EXHIBIT A


                                    KXAN-TV

                              Schedule of Property

       A.     REAL PROPERTY

       1.     Royal Oaks Estate
              Llano County, Texas

                     Description:        Royal Oaks Country Club, Lot 180

       2.     Parking Lot
              1904 Pearl St.
              Travis County, Texas

                     Description:        60'x150' on Pearl St.
                                         Lot 3, Block 25 John Opr Addn

       3.     Studio
              910 W. MLK Blvd.
              Travis County, Texas

                     Description:        Lot 7 & E. 33' of Lot 8
                                         O/L 25 Div D. John Orr Addn

       4.     Studio
              908 W. MLK Blvd.
              Travis County, Texas

                     Description:        W1 of Lot 5, All Lot 6,
                                         O/L 25 Div John Orr Addn

       5.     Studio
              908 W. MLK Blvd.
              Travis County, Texas

                     Description         Lot 2, E 49 of Lot 5
                                         O/L 25 Div John Orr Addn

       6.     Transmitter/3500 Toro Can
              Travis County, Texas

                     Description:        Abst 329, 6.58 acres
                                         Thomas J. Gray Survey

       7.     Transmitter/3500 Toro Can
              Travis County, Texas

                     Description:        Abst. 72, 2.42 Acres
                                         Wm. Brown Survey

       8.     Transmitter/3500 Toro Can
              Travis County, Texas

                     Description:        Abst. 329, 21.71 Acres
                                         Thomas J. Gray Survey

       9.     Circle D Country Acres
              Bastrop County, Texas

                     Description:        Lot 28, Sec 3 Circle D Country Acres
                                         (4.62 Acres)

       10.    Silent Valley Subdivision
              Bastrop County, Texas

                     Description:        Lot 1, Block 1, Silent Valley
                                         (.05 Acres)

       11.    Lake Bastrop Club Subdivision
              Bastrop County, Texas

                     Description:        Lot 62, Block 1, Acres .5184

       B.     RENTAL REAL ESTATE

                    Lessor

       1.     Crow-Gottesman-Buchanan #6
              (Antenna Site 301 Congress,
              Austin, Texas)

       2.     City of San Marcos
              (Antenna Site)

       3. Bluebonnet Electric Cooperative, Inc. (Antenna Site 426 East Austin, Giddings, Texas)

       4.     Kenneth Ulrich dba Electric Motor Service Co. (Antenna Site 840
              N. Jefferson, La Grange, Texas)

       5.     Arrowhead West, Inc.
              (Llano News Bureau - Southwest Center
              Round Mountain, Texas)

       6.     Arrowhead West, Inc.
              (Llano Office Space - no address)

       7.     Allen Keller Company
              (Antenna Site - no address)

       C.     PERSONAL PROPERTY LEASED

                     Lessor

              1.     Sharp Business Products
                     (1 Copier)

       D.     TITLED PROPERTY

              1.     Vehicles (15 total)

       E. ALL GENERAL INTANGIBLES, INVENTORY, FURNITURE, FIXTURES AND EQUIPMENT, LICENSES AND PERMITS, AND ALL OTHER PROPERTY OWNED, INCLUDING REAL PROPERTY, EXCLUDING ANY LICENSES ISSUED BY THE FEDERAL COMMUNICATIONS COMMISSION.

                                                                       Exhibit A

                                   KXAS - TV

                              Schedule of Property

       A.     REAL PROPERTY

       1.     Fort Worth Studio
              3910 Barnett Street
              Fort Worth, Texas 76103

                     Description:        41.34 acres, Johnson, Enoch S. Survey
                                            A-852 Tr-2A Tarrant County, Texas

       2.     Transmitter Site
              213 Little Creek
              Cedar Hill, Texas

                     Description:        South Hills Park 1, Block D,, Lot 13
                                            Dallas County, Texas

       B.     RENTAL REAL ESTATE.

              Landlord

       1.     Bramlea Texas Inc.
              (Microwave Facility Lease at 901 Main Street, Dallas, Texas)

       2.     Trisept, Inc.
              (Antenna Site at Continental Plaza, Fort Worth, Texas

       3.     Bell Communications (Antenna Site)

       4.     Sheraton Hotel
              (Airport Camera)

       5.     KXTX-TV
              (News and Sales)

       C.     PERSONAL PROPERTY LEASED

               LESSOR

               Eastman Kodak
               (11 Copy Machines)

               Tokai Financial Services, Inc.
               (1 Copy Machine)

               Pitney Bowes, Inc.
               (Postage Meter)

       D.     TRADEMARKS/COPYRIGHTS

              1.     Winning Moms
              2.     Remote Control Reading
              3.     NBC

       E.     TITLED PROPERTY

              1.     Vehicles (30 total)

       F. ALL GENERAL INTANGIBLES, INVENTORY, FURNITURE, FIXTURES AND EQUIPMENT, LICENSES AND PERMITS, AND ALL OTHER PROPERTY OWNED, INCLUDING REAL PROPERTY, EXCLUDING ANY LICENSES ISSUED BY THE FEDERAL COMMUNICATIONS COMMISSION.

                                                                       EXHIBIT B

                                   CERTIFICATE
                                       FOR
                          LIMITED PARTNERSHIP INTEREST
                                       IN
                          LIN TELEVISION OF TEXAS, L.P.

                                                 % Limited Partnership Interest
No.________________                              ______________________________

__________________________________, as the general partner of LIN Television of Texas, L.P. ("Partnership") a Delaware limited partnership, hereby certifies that ____________________________________ is the registered owner of a
___________ % limited partnership interest in the Partnership ("Ownership Interest"). The rights, preferences and limitations of the Ownership Interests are set forth in the Agreement of Limited Partnership ("Partnership Agreement") as the same may, from time to time, be amended and restated, under which the Partnership was formed and is existing, copies of which are on file at the principal office of the general partner. This Certificate is not transferable except as provided in the Partnership Agreement.


                                                  -----------------------------,
                                                  general partner

                                                  By:
                                                     ---------------------------
                                                     Name:
                                                          ----------------------
                                                     Title:
                                                           ---------------------

Dated:
      ------------------------------------

                          LIN TELEVISION OF TEXAS, L.P.

                                   APPENDIX A

                                   TAX MATTERS

     This Appendix is attached to and is a part of the partnership agreement (the "Agreement") of LIN TELEVISION OF TEXAS, L.P. (the "Partnership") . The provisions of this Appendix are intended to comply with the requirements of Treas. Reg. Section 1.704-1(b)(2)(iv) and Treas. Reg. Section 1.704-2 with respect to maintenance of capital accounts and partnership allocations, and shall be interpreted and applied accordingly.


                                    ARTICLE I

                                   DEFINITIONS

     1.01. Definitions. For purposes of this Appendix, the capitalized terms listed below shall have the meanings indicated. Capitalized terms not listed below and not otherwise defined in this Appendix shall have the meanings specified in the Agreement.

     "Account Reduction Item" " means (i) any adjustment described in Treas. Reg. Section 1.704 - 1(b)(2)(ii)(d)(4); (ii) any allocation described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(5), other than a Nonrecourse Deduction or a Partner Nonrecourse Deduction; or (iii) any distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(6), other than a Nonrecourse Distribution or a Partner Nonrecourse Distribution.

     "Adjusted Capital Account Balance" means a Partner's Capital Account balance increased by the sum of (i) such Partner's share of Partnership Minimum Gain and (ii) such Partner's share of Partner Nonrecourse Debt Minimum Gain.

     "Adjusted Fair Market Value* of an item of Partnership property means the greater of (i) the fair market value of such property or (ii) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of section 7701(g) of the Code.

     Applicable Federal Rate" means the applicable Federal rate within the meaning of section 1274(d) of the Code.

     "Books" means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. Section 1.704-1(b)
(2)(iv) as reflected in Articles II and III of this Appendix, as distinguished from any accounting method which the Partnership may adopt for other purposes such as financial reporting.

     "Book Value" means, with respect to any item of Partnership property, the book value of such property within the meaning of Treas. Reg. Section 1.7041(b)(2)(iv)(g)(3); provided, however, that if the Partnership adopts the remedial allocation method described in Treas. Reg. Section 1.704-3T(d) with respect to any item of Partnership property, the Book Value of such property shall be its book basis determined in accordance with Treas. Reg. Section 1.704-3T(d)(2).

     "Capital Account" means the capital account of a Partner maintained in accordance with Article III of this Appendix.

     "Code" means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code shall be deemed to include references to corresponding provisions of succeeding internal revenue law.

     "Deemed Liquidation" means a liquidation of the Partnership that is deemed to occur pursuant to Treas. Reg. Section 1.708-1(b)(1)(iv) in the event of a termination of the Partnership pursuant to section 708(b)(1)(B) of the Code.

     "Excess Deficit Balance" means the amount, if any, by which the balance in a Partner's Capital Account as of the end of the relevant taxable year is more negative than the amount, if any, of such negative balance that such Partner is obligated to restore to the Partnership or is treated as obligated to restore to the Partnership pursuant to Treas. Reg. Section 1.704-1(b)(2)(ii)(c), Treas. Reg. Section 1.704-1(b)(2)(ii)(h), Treas. Reg. Section 1.704-2(g), or Treas. Reg. Section 1.704-2(i)(5). Solely for purposes of computing a Partner's Excess Deficit Balance, such Partner's Capital Account shall be reduced by the amount of any Account Reduction Items that are reasonably expected as of the end of such taxable year.

     "Excess Nonrecourse Liabilities" means excess nonrecourse liabilities within the meaning of Treas. Reg. 1.752-3(a)(3).

     "Nonrecourse Deduction" means a nonrecourse deduction determined pursuant to Treas. Reg. Section 1.704-2(c).

     "Nonrecourse Distribution" means a distribution to a Partner that is allocable to a net increase in Partnership Minimum Gain pursuant to Treas. Reg.
Section 1.704-2(h)(2).

     "Partner Nonrecourse Debt" means any liability of the Partnership to the extent that (i) the liability is nonrecourse for purposes of Treas. Reg.
Section 1.1001-2 and (ii) a Partner or a

Related Person bears the economic risk of loss under Treas. Reg. Section
1.752-2.

     "Partner Nonrecourse Debt Minimum Gain" means minimum gain attributable to Partner Nonrecourse Debt pursuant to Treas. Reg. Section 1.704-2(1)(2).

     "Partner Nonrecourse Deduction" means any item of Book loss or deduction that is attributable to a Partner Nonrecourse Debt pursuant to Treas. Reg.
Section 1.704-2(1).

     "Partner Nonrecourse Distribution" means a distribution to a Partner that is allocable to a net increase in such Partner's share of Partner Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. Section 1.704-2(i)(6).

     "Partnership Minimum Gain" means partnership minimum gain determined pursuant to Treas. Reg. Section 1.704-2(d).

     "Regulatory Allocation" means (i) any allocation made pursuant to Section 3.04(a) to the extent that such allocation is attributable to a prior distribution that is treated as a Nonrecourse Distribution (after taking into account Section 5.02(a)); (ii) any allocation made pursuant to Section 3.04(b) to the extent that such allocation is attributable to a prior distribution that is treated as a Partner Nonrecourse Distribution (after taking into account
Section 5.02(b)); (iii) any reallocation made pursuant to Section 3.04(d) or
(e); or (iv) any allocation or reallocation made pursuant to Section 3.05.

     "Related Person" means, with respect to a Partner, a person that is related to such Partner pursuant to Treas. Reg. Section 1.752-4(b).

     "Revaluation Event" means (i) a liquidation of the Partnership (within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g)); or (ii) a contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Partner where such contribution or distribution alters the (profits interest] of any Partner.

     "Section 705(a)(2)(B) Expenditures" means non-deductible expenditures of the Partnership that are described in section 705(a)(2)(B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in section 705(a)(2)(B) of the Code pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i).

     "Section 751 Property" means unrealized receivables and substantially appreciated inventory items within the meaning of Treas. Reg. Section 1.751-1(a)(1).

     "Tax Basis" means, with respect to any item of Partnership property, the adjusted basis of such property as determined in accordance with the Code.

     "Treasury Regulation" or "Treas., Reg." means the temporary or final regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation(s).

                                   ARTICLE II

                                CAPITAL ACCOUNTS

     2.01. Maintenance. A single Capital Account shall be maintained for each Partner in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv).

     2.02. Revaluation of Partnership Property. (a) Upon the occurrence of a Revaluation Event, the General Partner, in its sole discretion, may revalue all Partnership property (whether tangible or intangible) for Book purposes to reflect the Adjusted Fair Market Value of Partnership property immediately prior to the Revaluation Event. In the event that Partnership property is so revalued, the Capital Accounts of the Partners shall be adjusted in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f).

     (b) Upon the distribution of Partnership property to a Partner, if Partnership property is not revalued pursuant to Section 2.02(a), the property to be distributed shall be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution, and the Capital Accounts of all Partners shall be adjusted in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(e).

     2.03. Restoration of Negative Balances. (a) Upon the occurrence of a distribution in complete liquidation of the General Partner's interest in the Partnership, or upon the liquidation of the Partnership (within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g)), the General Partner shall contribute to the Partnership an amount equal to the deficit balance, if any, of such General Partner's Capital Account.

     (b) For purposes of this Section 2.03, the amount of the General Partner's Capital Account shall be computed after taking into account (i) the General Partner's distributive share of the Partnership's income, deductions, gains and losses (as determined in a manner consistent with section 706(d) of the Code) for the taxable year in which such liquidation occurs, and

(ii) any other adjustments to the General Partner's Capital Account arising as a result of such liquidation.

     (c) Any contribution required by this Section 2.03 in the event of a liquidation of the Partnership or of the General Partner's interest in the Partnership shall be made not later than the later of (i) the end of the taxable year in which such liquidation occurs, or (ii) a date which is 90 days after the date of such liquidation. Such contribution shall be in the form of cash, except that in the event of a Deemed Liquidation, such contribution may be in the form of a negotiable promissory note of which such Partner is the maker, bearing interest at no less than the Applicable Federal Rate at the time of contribution.

     (d) Any amounts contributed to the Partnership pursuant to this Section
2.03 shall, upon liquidation of the Partnership, be paid to the creditors of the Partnership or distributed to the Partners in accordance with their positive Capital Account balances.

     2.04. Transfers of Partnership Interests. (a) Upon the transfer of a Partner's entire partnership interest, the Capital Account of such Partner shall carry over to the transferee.

     (b) Upon the transfer of a portion of a Partner's partnership interest, the portion of such Partner's Capital Account attributable to the transferred portion shall carry over to the transferee. In the event that the document effecting such transfer specifies the portion of such Partner's Capital Account to be transferred, such portion shall be deemed to be the portion attributable to the transferred portion of such Partner's partnership interest for purposes of this Section 2.04(b).

                                   ARTICLE III

                       ALLOCATION OF BOOK INCOME AND LOSS

     3.01. Book Income and Loss. (a) The Book income or loss of the Partnership for purposes of determining allocations to the Capital Accounts of the Partners shall be determined in the same manner as the determination of the Partnership's taxable income, except that (i) items that are required by section 703(a)(1) of the Code to be separately stated shall be included; (ii) items of income that are exempt from inclusion in gross income for federal income tax purposes shall be treated as Book income, and related deductions that are disallowed under section 265 of the Code shall be treated as Book deductions; (iii) Section 7.05(a)(2)(B) Expenditures shall be treated as deductions; (iv) items of gain, loss, depreciation, amortization, or depletion that would be computed for federal income tax purposes by reference to the Tax Basis of an item of Partnership property shall be determined by reference to the Book Value of such item of property; and (v) the effects of upward and downward revaluations of Partnership property pursuant to Section 2.02 shall be treated as gain or loss respectively from the sale of such property.

     (b) In the event that the Book Value of any item of Partnership property differs from its Tax Basis, the amount of Book depreciation, depletion, or amortization for a period with respect to such property shall be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion, or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property. If the Tax Basis of such property is zero, the Book depreciation, depletion, or amortization with respect to such property shall be computed by using a method consistent with the method that would be used for tax purposes if the Tax Basis of such property were greater than zero.

     (c) Allocations to the Capital Accounts of the Partners shall be based on the Book income or loss of the Partnership as determined pursuant to this
Section 3.01. Such allocations shall be made as provided in the Agreement except to the extent modified by the provisions of this Article III.

     3.02 Allocation of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Partners in the same manner as deductions that are not Nonrecourse Deductions.

     3.03. Allocation of Partner Nonrecourse Deductions. Notwithstanding any other provisions of the Agreement, any item of Partner Nonrecourse Deduction with respect to a Partner Nonrecourse Debt shall be allocated to the Partner or Partners who bear the economic risk loss for such Partner Nonrecourse Debt in accordance with Treas. Reg. Section 1.704-2(i).

     3.04. Chargebacks of Income and Gain. Notwithstanding any other provisions of the Agreement:

     (a) Partnership Minimum Gain. In the event that there is a net decrease in Partnership Minimum Gain for a taxable year of the Partnership, then before any other allocations are made for such Taxable Year, each Partner shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. Section 1.704-2(f).

     (b) Partner Nonrecourse Debt Minimum Gain. In the event that there is a net decrease in Partner Nonrecourse Debt Minimum Gain for a taxable year of the Partnership, then after taking into account allocations pursuant to paragraph
(a) immediately preceding, but before any other allocations are made for such taxable year, each Partner with a share of Partner

Nonrecourse Debt Minimum Gain at the beginning of such year shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. Section 1.704-2(1)(4).

     (c) Application for Waiver. In the event that the General Partner determines, in its sole discretion, that the application of the provisions of
Section 3.04(a) or Section 3.04(b) would cause a distortion in the economic arrangement among the Partners, the General Partner may, on behalf of the Partnership, request a waiver of the application of either or both of such provisions pursuant to Treas. Reg. Section 1.704-2(f)(4) or Treas. Reg. Section 1.704-2(1)(4).

     (d) Qualified Income Offset. In the event that any Partner unexpectedly receives any Account Reduction Item that results in an Excess Deficit Balance at the end of any taxable year after taking into account all other allocations and adjustments under this Agreement other than allocations under Section 3.04(e), then items of Book income and gain for such year (and, if necessary, for subsequent years) will be reallocated to each such Partner in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible.

     (e) Gross Income Allocation. If, at the end of any taxable year, the Capital Accounts of any Partners have Excess Deficit Balances after taking into account all other allocations and adjustments under this Agreement, then items of Book income and gain for such year will be reallocated to such Partners in the amount and in the proportions needed to eliminate such Excess Deficit Balances as quickly as possible.

     3.05 Reallocation to Avoid Excess Deficit Balances. Notwithstanding any other provisions of the Agreement, no Book loss or deduction shall be allocated to any Partner to the extent that such allocation would cause or increase an Excess Deficit Balance in the Capital Account of such Partner. Such Book loss or deduction shall be reallocated away from such Partner and to the other Partners in accordance with the Agreement, but only to the extent that such reallocation would not cause or increase excess deficit balances in the Capital Accounts of such other Partners.

     3.06. Corrective Allocation. Subject to the provisions of Sections 3.02, 3.03, 3.04, and 3.05, but notwithstanding any other provision of the Agreement, in the event that any Regulatory Allocation is made pursuant to this Appendix for any taxable year, then remaining Book items for such year (and, if necessary, Book items for subsequent years) shall be allocated or reallocated in such amounts and proportions as are appropriate to restore the Adjusted Capital Account Balances of the Partners to the position in which such Adjusted Capital Account Balances would have been if such Regulatory Allocation had not been made.

     3.07 Other Allocations. (a) If during any taxable year of the Partnership there is a change in any Partner's interest in the Partnership, allocations of Book income or loss for such taxable year shall take into account the varying interests of the Partners in the Partnership in a manner consistent with the requirements of Section 706 of the Code.

     (b) If and to the extent that any distribution of Section 751 Property to a Partner in exchange for property other than Section 751 Property is treated as a sale or exchange of such Section 751 Property by the Partnership pursuant to Treas. Reg. Section 1.751-1(b)(2), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Partners other than the distributee Partner.

     (c) If and to the extent that any distribution of property other than
Section 751 Property to a Partner in exchange for Section 751 Property is treated as a sale or exchange of such other property by the Partnership pursuant to Treas. Reg. 1.751-1(b)(3), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Partners other than the distributee Partner.

                                   ARTICLE IV

                             ALLOCATION OF TAX ITEMS

     4.01. In General. Except as otherwise provided in this Article IV, all items of income, gain, loss, and deduction shall be allocated among the Partners for federal income tax purposes in the same manner as the corresponding allocation for Book purposes.

     4.02. Section 704(c) Allocations. In the event that the Book Value of an item of Partnership property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain, and loss with respect to such property will be made for federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with section 704(c)(1)(A) of the Code and Treas. Reg. Section 1.704-1(b)(4)(1). The General Partner may select any-reasonable method or methods for making such allocations, including, without limitation, any method described in Treas. Reg. Section 1.704-3(b) or (c), or Treas. Reg. Section 1. 704-3T(d).

     4.03. Tax Credits. Tax credits shall be allocated among the Partners in accordance with Treas. Reg. Section 1.704-1(b)(4)(ii).

                                    ARTICLE V

                                OTHER TAX MATTERS

     5.01 Excess Nonrecourse Liabilities. For the purpose of determining the Partners' shares of the Partnership's Excess Nonrecourse Liabilities pursuant to Treas. Reg. Sections 1.752-3 (a)(3) and 1.707-5(a)(2)(ii), and solely for such purpose, the Partners' interests in partnership profits are hereby specified to be their respective Shares.

     5.02 Treatment of Certain Distributions. (a) In the event that (i) the Partnership makes a distribution that would (but for this Subsection (a)) be treated as a Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Partner receiving such distribution in excess of the amount, if any, that such Partner is otherwise obligated to restore (within the meaning of Treas. Reg. 5 Section 1.704-1(b)(2)(ii)(c)) as of the end of the Partnership's taxable year in which such distribution occurs; then the Partnership shall treat such distribution as not constituting a Nonrecourse Distribution to the extent permitted by Treas. Reg. Section 1.704-2(h)(3).

     (b) In the event that (i) the Partnership makes a distribution that would (but for this Subsection (b)) be treated as a Partner Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Partner receiving such distribution in excess of the amount, if any, that such Partner is otherwise obligated to restore (within the meaning of Treas. Reg. Section 1.704 -1(b)(2)(ii)(c)) as of the end of the Partnership's taxable year in which such distribution occurs; then the Partnership shall treat such distribution as not constituting a Partner Nonrecourse Distribution to the extent permitted by Treas. Reg. Section 1.704-2(i)(6).

     5.03 Reduction of Basis. In the event that a Partner's interest in the Partnership may be treated in whole or in part as depreciable property for purposes of reducing such Partner's basis in such interest pursuant to section 1017(b)(3)(C) of the Code, the Partnership shall, upon the request of such Partner, make a corresponding reduction in the basis of its depreciable property with respect to such Partner. Such request shall be submitted to the Partnership in writing, and shall include such information as may be reasonably required in order to effect such reduction in basis.

                               (End of Appendix A]